Exhibit 10(ix)(5)

FIFTH AMENDMENT

TO THE

NORTHERN TRUST CORPORATION

DEFERRED COMPENSATION PLAN

WHEREAS, the Northern Trust Corporation (the “Company”) has adopted the Northern Trust Corporation Deferred Compensation Plan (the “Plan”) for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Company, effective as of May 1, 1998; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Company has the right to amend the Plan when, in the sole discretion of the Company, such amendment is advisable; and

WHEREAS, the Company deems it advisable to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	To delete the date “November 30” from subsections (i) and (ii) of Section 2.2 of the Plan and to substitute the date “November 15” therefor.

2.	To delete Section 2.3 of the Plan in its entirety.

3.	To delete Section 3.3 of the Plan in its entirety and to substitute the following therefor:

“Section 3.3 Partial Year Employment and Initial Election. An employee who commences employment with the Company after the beginning of a Plan Year shall not be permitted to make an election to defer Incentive Compensation with respect to such Plan Year. Further, an employee who commences employment with the Company after November 1 of any Plan Year (or such other date as the Company may determine in its sole discretion) shall not be eligible to defer Incentive Compensation in that Plan Year for any subsequent Plan Year under Section 2.2.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf this 11th of October, 2006 effective such 11th of October, 2006.

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name: Title:	Timothy P. Moen Executive Vice President